Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES EXPECTED DIVIDEND REDUCTION
Houston, TEXAS (May 6, 2009) — Camden Property Trust (NYSE: CPT) today announced that in order to maintain maximum financial flexibility in light of the current state of the capital markets, and recognizing the dividend requirements for the increased number of shares expected to be outstanding upon completion of the common share offering announced today, it expects to reduce its current $0.70 per share quarterly dividend payments for the balance of 2009. Subject to the completion of the common share offering, Camden expects to pay a $0.45 per share dividend with respect to each of the second, third and fourth quarters of 2009. It currently expects to pay the final three 2009 dividend payments fully in cash.
While the statement above concerning the remaining dividends for 2009 are the Company’s current expectation, the actual dividend payable will be determined by the Board of Trust Managers based on circumstances at the time of the declaration and the actual dividend may vary from such expected amounts.
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 182 properties containing 63,269 apartment homes across the United States. Upon completion of four properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named by FORTUNE® Magazine for the second consecutive year as one of the “100 Best Companies to Work For” in America.
For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at camdenliving.com.